Exhibit 99.1

               NOVELIS REPORTS REGIONAL INCOME INCREASED 14%

              ROLLED PRODUCT SHIPMENTS UP 4% IN THE 1ST QUARTER

                      DEBT POSITION REDUCED BY $70 MILLION

    ATLANTA, May 11 /PRNewswire-FirstCall/ -- Novelis Inc. (NYSE, TSX: NVL) today reported first quarter 2005 net income on a stand alone basis of $59 million (EPS $0.78) compared to net income in the carve out statements as a part of Alcan for the first quarter 2004 of $69 million (EPS $0.92).

    The 2004 carve out statements included an allocation of interest expense and corporate costs of Alcan. The after-tax increase between first quarter 2004 and first quarter 2005 is $17 million for interest expense and $12 million for corporate costs. FAS 133 mark-to-market income increased by $9 million after-tax.

    Rolled product shipments climbed by 4% to 712 thousand tonnes (kt) for the first quarter of 2005 over the equivalent period in 2004. For 2005, the increase in shipments is attributed to strong market demand, largely in North America and Asia, and continued market share growth in South America.

    Sales and operating revenues rose by 17% for the first quarter of 2005 over the same quarter of 2004 while cost of sales and operating expenses experienced a similar percentage increase. The major contributing factors to both sales and operating revenues and cost of sales were an increase in London Metal Exchange
(LME) pricing, which was up 13% for the year ago quarter, and stronger shipment levels.

    Selling, general and administrative expenses (SG&A) were $76 million in the first quarter, up $16 million from the year-ago quarter. Included in SG&A for the quarter are additional corporate head office costs we incurred for the first time as a stand-alone company, $6 million in one-time start-up costs and the strengthening euro.

    Interest expense at $44 million in first quarter 2005 was significantly higher than the interest allocated from Alcan in the carve out statements in first quarter 2004. A comparison to first quarter 2004 interest expense is not meaningful as it did not reflect the level of debt, nor the associated interest costs the Company would have incurred had it operated on a stand- alone basis at that time.

    Other expenses (income) - net was $59 million in the first quarter of 2005 and included Financial Accounting Standard No. 133 (FAS 133) mark-to-market adjustments on derivatives of $59 million. We also incurred debt issue costs of $13 million on undrawn facilities used to back-up the Alcan notes we received in January 2005 as part of our separation from Alcan. Alcan funded the $13 million of debt issuance costs by reimbursing Novelis and the Alcan notes were repaid from the proceeds of our 7.25% unsecured senior notes due February 15, 2015. The first quarter of 2004 included FAS 133 mark-to-market adjustments of $42 million as well as a gain on asset sales of $7 million.

    In the first quarter of 2005, the effective tax rate was 41% compared to a composite statutory rate of 34%. In 2004, the effective tax rate for the first quarter was 38%, compared to the composite statutory rates of 37%. The main difference in the first quarter 2005 rate was a $6 million tax provision in connection with our spin-off from Alcan, for which there was no related income.

    "Our first quarter performance was an insight into the true abilities of this company," said Brian Sturgell, President and CEO. "We ended our last year as a part of Alcan on solid operational footing, and we are starting our first year as Novelis in a global leadership position. The first quarter reflects the capabilities of our people and technology and what can be accomplished in an environment of high metal prices. We stepped out as an independent company and performed well on all key points - cash flow therefore debt paydown, regional income, and shipment growth. Our goal is to provide maximum value to the shareholder and our efforts and strategy came together to do just that."

    The historical 2004 unaudited combined financial statements are presented in U.S. dollars using United States (U.S.) Generally Accepted Accounting Principles
(GAAP) and have been derived from the accounting records of Alcan using the historical results of operations and historical basis of assets and liabilities of the businesses comprising Novelis. However, the historical unaudited combined financial statements included herein may not necessarily reflect the Group's results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had Novelis been a stand-alone company during the historical periods presented. As these historical combined financial statements represent a portion of the businesses of Alcan which did not at the time constitute a separate legal entity, the net assets of Novelis have been presented as Alcan's net investment in the businesses. Alcan's investment in the businesses includes the accumulated earnings of the businesses as well as cash transfers related to cash management functions performed by Alcan. Subsequent to the spin-off from Alcan, the financial statements no longer reflect Alcan as a related party. For more information on the basis of presentation of the historical combined financial statements, see note 2 to the audited combined financial statements included in the Company's recently filed annual report on Form 10-K for the year ended December 31, 2004.

    Regional Results

    See Attachment A for a description of Regional Income and a reconciliation of Regional Income to Income Before Income Taxes and Other Items.

Total Regional Income

                       1st Qtr   1st Qtr      %      4th Qtr      %
($ in millions)          2005      2004      Chg       2004      Chg
--------------------   -------   -------   -------   -------   -------
Sales                    2,118     1,810      17.0%    2,016       5.1%
Regional Income            182       159      14.5%      116      56.9%
Rolled Product
 Shipments (kt)            712       683       4.2%      671       6.1%
Regional Income
 per Ton                   256       233       9.8%      173      47.9%
Depreciation                58        61      -4.9%       68     -14.7%
Capital
 Expenditures               23        20      15.0%       70     -67.1%
Total Assets             5,667     6,691     -15.3%    5,954      -4.8%

    Regional Income increased $23 million or approximately 14% for the first quarter 2005 versus the prior year period. Rolled product shipments climbed 4% in the quarter over the same period in 2004. Volume was the largest driver behind the increase in Regional Income in the first quarter 2005, with improved pricing being an additional factor. The positive impact of the spreads between used beverage cans (UBC) and primary metal along with our hedging program more than offset the impact of our can price ceilings. These gains more than compensated the negative effect of metal price timing differences and a mix shift in Europe.

Novelis North America

North America          1st Qtr   1st Qtr      %      4th Qtr      %
($ in millions)          2005      2004      Chg       2004      Chg
--------------------   -------   -------   -------   -------   -------
Sales                      827       670      23.4%      735      12.5%
Regional Income             57        69     -17.4%       32      78.1%
Rolled Product
 Shipments (kt)            283       274       3.3%      256      10.5%
Regional Income
 per Ton                   201       252     -20.2%      125      60.8%
Depreciation                18        17       5.9%       17       5.9%
Capital
 Expenditures                8        11     -27.3%       21     -61.9%
Total Assets             1,480     2,688     -44.9%    1,406       5.3%

    Regional Income declined 17% or $12 million from the first quarter 2004. The reduction was mainly due to the adverse effect of metal price timing differences, as well as higher freight and energy costs. These were partially offset by an increase in rolled product shipments of 3% in the first quarter of 2005 versus the same period last year, pricing improvements in Industrial Products and Light Gauge Products as well as a product portfolio improvement in Can Products.

    The positive impact of the spreads between UBC and primary metal along with our hedging program more than offset the impact of our can price ceilings.

Novelis Europe

Europe                 1st Qtr   1st Qtr      %      4th Qtr      %
($ in millions)          2005      2004      Chg       2004      Chg
--------------------   -------   -------   -------   -------   -------
Sales                      807       756       6.7%      792       1.9%
Regional Income             57        42      35.7%       38      50.0%
Rolled Product
 Shipments (kt)            252       249       1.2%      228      10.5%
Regional Income
 per Ton                   226       169      34.1%      167      35.7%
Depreciation                26        28      -7.1%       36     -27.8%
Capital
 Expenditures                8        10     -20.0%       33     -75.8%
Total Assets             2,469     2,363       4.5%    2,885     -14.4%

    Regional Income for the first quarter of 2005 increased by 36% or $15 million over the first quarter of 2004 results due to effective management of SG&A and positive timing of expenses. The first quarter 2005 saw gains from higher shipments and the impact of the stronger euro on the translation of euro profits into U.S. dollars. These improvements more than offset the shift in the product mix as the softer economy in Europe led to lower sales in certain high-end product lines.

Novelis Asia

Asia                   1st Qtr   1st Qtr      %      4th Qtr      %
($ in millions)          2005      2004      Chg       2004      Chg
--------------------   -------   -------   -------   -------   -------
Sales                      338       268      26.1%      336       0.6%
Regional Income             30        20      50.0%       18      66.7%
Rolled Product
 Shipments (kt)            114       108       5.6%      118      -3.4%
Regional Income
 per Ton                   263       185      42.2%      153      71.9%
Depreciation                12        12         0%       12         0%
Capital
 Expenditures                3         4     -25.0%       14     -78.6%
Total Assets               987       922       7.0%      954       3.5%

    Asia experienced a nearly 6% increase in volume over the first quarter 2004, while regional income in the first quarter 2005 increased by 50% or $10 million over the same period last year. In the first quarter 2005 we experienced better pricing which more than offset the adverse impact from the strengthening Korean currency on our costs. Productivity improvements provided a benefit to the quarter as de-bottlenecking opportunities helped expand capacity and allowed us to grow.

Novelis South America

South America          1st Qtr   1st Qtr      %      4th Qtr      %
($ in millions)          2005      2004      Chg       2004      Chg
--------------------   -------   -------   -------   -------   -------
Sales                      149       118      26.3%      156      -4.5%
Regional Income             38        28      35.7%       28      35.7%
Rolled Product
 Shipments (kt)             63        52      21.2%       69      -8.7%
Regional Income
 per Ton                   603       538      12.1%      406      48.5%
Depreciation                11        12      -8.3%       11       0.0%
Capital
 Expenditures                2         3     -33.3%       11     -81.8%
Total Assets               766       812      -5.7%      779      -1.7%

    South America had a strong quarter with regional income up $10 million or almost 36% in the first quarter 2005 versus first quarter 2004. Shipments in the first quarter 2005 were up over 21%, a significant increase from the same period in 2004. Improved pricing, higher shipments and the positive impact from higher ingot prices on the production from our smelters in Brazil accounted for the improvement.

    Cash from Operating Activities

    Cash from operating activities was $112 million for the first quarter of 2005 with a change in working capital deferred items and other-net of $2 million. This represents a $26 million change in cash from operating activities from the same quarter in 2004, or a 19% change. The change in working capital deferred items and other-net for the same period in 2004 was $9 million. Free cash flow for the first quarter of 2005 was $76 million, representing a 34% change the first quarter of 2004, which was $116 million.

Cash Flow              1st Qtr   1st Qtr      %      4th Qtr      %
($ in millions)          2005      2004      Chg       2004      Chg
--------------------   -------   -------   -------   -------   -------
Cash from
Operating
 Activities                112       138     -18.8%      -75       249%
Dividends                  -13        -2       550%        0       N/M
Capital
 Expenditures              -23       -20        15%      -70        67%

Free Cash Flow (1)          76       116     -34.5%     -145       152%

(1) "Free cash flow" consists of cash from operating activities less capital expenditures and dividends. Management believes that free cash flow is relevant to investors as it provides a measure of the cash generated internally that is available for debt service and investment opportunities.

    Financing and Investment Activities

    In connection with the reorganization transactions described below in Note 1
- Background and Basis of Presentation, the Company entered into senior secured credit facilities providing for aggregate borrowings of up to $1.8 billion (as described in Note 3 thereof). These facilities consist of a $1.3 billion seven-year senior secured Term Loan B facility, bearing interest at LIBOR plus 1.75%, all of which was borrowed on January 10, 2005, and a $500 million five-year multi-currency revolving credit facility. The Term Loan B facility consists of an $825 million Term Loan B in the United States and a $475 million Term Loan B in Canada. The proceeds of the Term Loan B facility were used in connection with the reorganization transactions, Novelis' separation from Alcan and to pay related fees and expenses.

    On February 3 2005, Novelis sold $1.4 billion aggregate principal amount of senior unsecured debt securities (Senior Notes). The Senior Notes, which were priced at par, bear interest at 7.25% and will mature on February 15, 2015. The net proceeds of the placement were used to repay Alcan notes that were issued in connection with the reorganization transaction.

    At the spin-off from Alcan, Novelis had $2,951 million of long term debt and capital leases. With the strength of the cash flows in the first quarter 2005, Novelis paid $77 million towards the reduction in their long term debt. The current debt balance at quarter end was $2,881 million.

    Capital expenditures totaled $23 million for the first quarter 2005 and $20 million in the prior year quarter representing re-investment rates of 40% and 33% of depreciation, respectively. The majority of Novelis' capital expenditures for the quarter were spent on keeping our quality and technology advantage in the market, increasing productivity, finding additional cost reductions and undertaking small projects to increase capacity.

    2005 Outlook

    The guidance for 2005 is based on the fundamental drivers of the business moving forward. Regional demand levels continue to be strong in all regions except Europe, where economic activity continues to track sideways at best and all four regions are performing well from an operational perspective. Our clear focus over the next three years is to strengthen the balance sheet and de-lever the company while maintaining our operating leadership. The ability to achieve this goal is within our reach as we drive value through improvements in our product portfolio and focused growth. The outlook for 2005 includes two key components. First, capital expenditures will not exceed $175 million. Second, regional income is expected to grow between 5% and 10%, excluding the impact of FAS 133 mark-to-market gains or losses on derivatives but including the income from joint ventures.

    The original guidance figure for growth was based on a historical calculation of Business Group Profit for the full year 2004 of $597 million. However, in the future we will base the guidance on the Total Regional Income as this is the measurement that is most relied on by management for allocating resources and making regional decisions. Under this new measurement, that base figure would have been $655 million for 2004. Therefore, for 2005 the regional income guidance is a 5% to 10% increase from the 2004 base figure or a $33 million to $66 million increase.

    Novelis faces challenges in our first year as an independent company. Fluctuations in metal pricing and significant changes in currency, energy costs and economies are uncertainties that are not under our control. The 2005 outlook is based on information currently available to management.

    Attachment A

    The following table summarizes the reconciliation of Regional Income to Income Before Income Taxes and Other Items.

                                                             Fourth
                                         First Quarter       Quarter
                                      -------------------   --------
($ in millions)                         2005       2004       2004
-----------------------------------   --------   --------   --------
Regional Income
  Novelis North America                     57         69         32
  Novelis Europe                            57         42         38
  Novelis Asia                              30         20         18
  Novelis South America                     38         28         28
Total Regional Income                      182        159        116

  Corporate Office                         (27)       (10)       (18)

Additional Items for Reconciliation
  Equity accounted joint venture
   eliminations                            (11)       (11)       (16)
  Change in fair market value of
   derivatives                              64         49         40
  Restructuring, rationalization
   & impairment                              1          7        (74)

  Depreciation & amortization              (58)       (61)       (68)
  Interest                                 (44)       (19)       (19)

Income before income taxes and
  other items                              107        114        (39)

    Regional Income comprises earnings before interest, taxes, depreciation and amortization excluding certain items, such as corporate office costs and asset and goodwill impairments, restructuring, rationalization and the change in fair market value of our derivatives, which are not under the control of the regional groups. These items are managed by the company's head office, which focuses on strategy development and oversees governance, policy, legal compliance, human resources and finance.

    Financial information for the regional groups includes the results of certain joint ventures on a proportionately consolidated basis, which is consistent with the way the business groups are managed. Under U.S. GAAP, these joint ventures are accounted for under the equity method. Therefore, in order to reconcile to income (loss) before income taxes and other items, the Regional Income of these joint ventures is removed from Total Regional Income for the company and the net after-tax results are reported as equity income.

    The change in the fair market value of derivatives has been removed from individual regional results and is shown on a separate line. This presentation provides a more accurate portrayal of underlying business group results and is in line with the company's portfolio approach to risk management.

Novelis Inc.

CONSOLIDATED STATEMENT OF INCOME (unaudited)
(in millions of US$, except per share amounts)

                                                                                 (COMBINED)
Three months ended March 31                                          2005           2004
--------------------------------------------------------------   ------------   ------------
Sales and operating revenues
  -  third parties                                                      2,118          1,718
  -  related parties                                                       --             92
                                                                        2,118          1,810
Costs and expenses
Cost of sales and operating expenses, excluding
 depreciation and amortization noted below
  -  third parties                                                      1,884          1,505
  -  related parties                                                       --             80
Depreciation and amortization                                              58             61
Selling, general and administrative expenses                               76             60
Research and development expenses                                           8             10
Interest
  -  third parties                                                         44             11
  -  related parties                                                       --              8
Other expenses (income) - net
  -  third parties                                                        (60)             4
  -  related parties                                                        1            (43)
                                                                        2,011          1,696
Income before income taxes and other items                                107            114
Income taxes                                                               44             43
Income before other items                                                  63             71
Equity income                                                               2              2
Minority interests                                                         (6)            (4)
Net income                                                                 59             69

Earnings per share
    Net income per share - basic                                         0.78           0.93
    Net income per share - diluted                                       0.78           0.92
Dividends per common share                                               0.09             --

Novelis Inc.

CONSOLIDATED BALANCE SHEET (unaudited)
(in millions of US$)

                                                                                 (COMBINED)
                                                                   March 31,    December 31,
As at                                                                2005          2004
--------------------------------------------------------------   ------------   ------------
ASSETS
Current assets
Cash and time deposits                                                     78             31
Trade receivables (net of allowances of $33
 in 2005 and $33 in 2004)
  - third parties                                                       1,078            710
  - related parties                                                        --             87
Other receivables
  - third parties                                                         308            118
  - related parties                                                        38            846
Inventories
  Aluminum                                                              1,085          1,081
  Raw materials                                                            18             20
  Other supplies                                                          146            125
                                                                        1,249          1,226
Total current assets                                                    2,751          3,018
Deferred charges and other assets                                         277            193
Long-term receivables from related parties                                 93            104
Property, plant and equipment
  Cost (excluding Construction work in progress)                        5,365          5,506
  Construction work in progress                                           116            112
  Accumulated depreciation                                             (3,231)        (3,270)
                                                                        2,250          2,348
Intangible assets (net of accumulated amortization
 of $10 in 2005 and $9 in 2004)                                            33             35
Goodwill                                                                  263            256
Total assets                                                            5,667          5,954

LIABILITIES AND SHAREHOLDERS'/INVESTED EQUITY
Current liabilities
Payables and accrued liabilities
  - third parties                                                       1,443            859
  - related parties                                                        36            401
Short-term borrowings
  - third parties                                                          26            229
  - related parties                                                        --            312
Debt maturing within one year
  - third parties                                                           4              1
  - related parties                                                        --            290
Total current liabilities                                               1,509          2,092
Debt not maturing within one year
  - third parties                                                       2,851            139
  - related parties                                                        --          2,307
Deferred credits and other liabilities                                    460            472
Deferred income taxes                                                     179            249
Minority interests                                                        141            140
Shareholders'/Invested equity
Common shares, no par value - unlimited number of
 shares authorized; issued and outstanding:
 73,988,932 shares                                                         --             --
Additional paid-in capital                                                460             --
Retained earnings                                                          52             --
Accumulated other comprehensive income                                     15             88
Owner's net investment                                                     --            467
                                                                          527            555
Commitments and contingencies
Total liabilities and shareholders'/invested equity                     5,667          5,954

Novelis Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)
(in millions of US$)

                                                                                 (COMBINED)
Three months ended March 31                                          2005           2004
--------------------------------------------------------------   ------------   ------------
OPERATING ACTIVITIES
Net income                                                                 59             69
Adjustments to determine cash from operating
 activities:
  Depreciation and amortization                                            58             61
  Deferred income taxes                                                    (6)            19
  Equity income                                                            (2)            (2)
  Stock option compensation                                                 1             --
  Change in operating working capital, deferred items
   and other - net                                                          2             (9)
Cash from operating activities                                            112            138
FINANCING ACTIVITIES
Proceeds from issuance of new debt
  - third parties                                                       2,748            317
  - related parties                                                        --             --
Debt repayments
  - third parties                                                      (2,720)            --
  - related parties                                                        --             --
Short-term borrowings - net
  - third parties                                                        (517)          (152)
  - related parties                                                        --              8
Dividends                                                                  (7)            --
Dividends - minority interest                                              (6)            (2)
Net receipts from (payments to) Alcan                                      82            (81)
Cash from (used for) financing activities                                (420)            90
INVESTMENT ACTIVITIES
Purchase of property, plant and equipment                                 (23)           (20)
Change in loans receivable - third parties                                370             --
Change in loans receivable - related parties                                8           (212)
Cash from (used for) investment activities                                355           (232)
Effect of exchange rate changes on cash and time
 deposits                                                                  --             --
Increase (Decrease) in cash and time deposits                              47             (4)
Cash and time deposits - beginning of period                               31             27
Cash and time deposits - end of period                                     78             23

Novelis Inc.

CONSOLIDATED STATEMENT OF SHAREHOLDERS'/INVESTED EQUITY (unaudited) (in millions of US$, except number of shares which is in thousands)


                                                                                    Accumulated
                                                                                       Other
                                  Common Shares          Additional                    Compre       Owner's
                            -------------------------     Paid-in      Retained       -hensive        Net
                              Shares        Amount        Capital      Earnings        Income      Investment      Total
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
Balance at
 December 31, 2004                   --            --            --            --            88           467           555
Net income
 - Q1 2005                           --            --            --            59            --            --            59
Comprehensive loss                   --            --            --            --           (73)           --           (73)
Mark to market
 losses on derivative
 contracts with Alcan
 from January
 1 to 5, 2005
 (note 1)                            --            --            --            --            --           (30)          (30)
Dividends                            --            --            --            (7)           --            (7)          (14)
Transfer (to)/from
 Alcan - net                         --            --            --            --            --            30            30
Issuance of
 common stock
 in connection
 with the
 distribution                    73,989            --           460(a)         --            --          (460)           --
Balance at
 March 31, 2005                  73,989            --           460            52            15            --           527

a. Represents the amount of Owner's net investment after transfers
   (to)/from Alcan - net.

    1. BACKGROUND AND BASIS OF PRESENTATION

    Background
    On May 18, 2004, Alcan Inc. (Alcan) announced its intention to separate its rolled products business into a separate company and to pursue a spin-off of that business to its shareholders. The rolled products businesses were managed under two separate operating segments within Alcan, Rolled Products Americas and Asia and Rolled Products Europe. Alcan and its subsidiaries contributed and on January 6, 2005, transferred to a new public company, Novelis Inc. (the Company or Novelis), substantially all of the aluminum rolled products businesses operated by Alcan prior to its 2003 acquisition of Pechiney, together with some of Alcan's alumina and primary metal-related businesses in Brazil, which are fully integrated with the rolled products operations there, as well as four former Pechiney rolling facilities in Europe, as their end-use markets and customers are more similar to those of Novelis. Novelis, which was formed in Canada on September 21, 2004, acquired the abovementioned businesses on January 6, 2005, through the reorganization transactions described above.

    On January 6, 2005, the spin-off occurred following the approval by Alcan's Board of Directors and shareholders, and the receipt of other required legal and regulatory approvals. Alcan shareholders received one Novelis common share for every five Alcan common shares held. Common shares of Novelis began trading on a "when issued" basis on the Toronto (TSX) and New York (NYSE) stock exchanges on January 6, 2005, with a distribution record date of January 11, 2005. "Regular Way" trading began on the TSX on January 7, 2005, and on the NYSE on January 19, 2005.

    The Company together with its subsidiaries produces aluminum sheet and light gauge products where the end-use destination of the products includes the construction and industrial, beverage and food cans, foil products and transportation markets. The Company operates in four continents, North America, South America, Asia and Europe through 37 operating plants and three research facilities in 12 countries. In addition to aluminum rolled products plants, the Company's South American businesses include bauxite mining, aluminum refining and smelting facilities that are integrated with the rolling plants in Brazil.

    In certain instances, amounts presented in the unaudited historical combined financial statements have been adjusted prospectively in the unaudited consolidated financial statements as at and for the quarter ended March 31, 2005. Significant adjustments of this nature have been disclosed in the accompanying notes as appropriate.

    Post-transaction adjustments

    The agreements giving effect to the spin-off provide for various post-transaction adjustments and the resolution of outstanding matters, which are expected to be carried out by the parties to the end of 2005. These adjustments, for the most part, will be reflected as changes to equity.

    Agreements between Novelis and Alcan

    Novelis has entered into various agreements with Alcan for the use of transitional and technical services, the supply of Alcan's metal and alumina, the licensing of certain of Alcan's patents, trademarks and other intellectual property rights, and the use of certain buildings, machinery and equipment, technology and employees at certain facilities retained by Alcan, but required in Novelis' business.

    Basis of presentation

    The unaudited consolidated financial statements as at and for the quarter ended March 31, 2005 represent the operations, cash flows and financial position of the Company as a stand-alone entity. All income earned and cash flows generated by the Novelis entities as well as the risks and rewards of these businesses from January 1 to 5, 2005 were primarily attributed to Novelis and are included in the accompanying consolidated financial statements, with the exception of $45 of pre-tax net gains on derivative contracts that were attributed to Alcan and were therefore recorded as an adjustment to the Owner's net investment account.

    The historical combined financial statements as at December 31, 2004 and for the quarter ended March 31, 2004 (the historical combined financial statements) have been derived from the accounting records of Alcan using the historical results of operations and historical basis of assets and liabilities of the businesses subsequently transferred to Novelis. Management believes the assumptions underlying the combined financial statements are reasonable. However, the historical combined financial statements included herein may not necessarily reflect the Company's results of operations, financial position and cash flows or what its results of operations, financial position and cash flows would have been had Novelis been a stand-alone company during the periods presented. Alcan's investment in the Novelis businesses, presented as Owner's net investment in the historical combined financial statements, includes the accumulated earnings of the businesses as well as cash transfers related to cash management functions performed by Alcan.

    2. RELATED PARTY TRANSACTIONS

    The Company enters into transactions with related parties in the ordinary course of business. Alcan is the primary supplier of prime and sheet ingot to the Company as well as the counterparty to all of the Company's metal derivatives and most of the currency derivatives. The Company also sells inventory to Alcan and certain equity-accounted investees. In 2004 and prior years, Alcan was considered a related party to Novelis. However, subsequent to the spin-off, Alcan is no longer a related party, as defined in SFAS No. 57, Related Party Disclosures.

    In 2004, all related parties balances on the statement of income represent principally transactions between Alcan and Novelis. Subsequent to the spin- off, Novelis repaid its net obligation to Alcan at December 31, 2004 through third party financing (see note 3). At March 31, 2005, balances due to and from related parties comprise balances between Novelis and its equity- accounted investees.

    3. DEBT NOT MATURING WITHIN ONE YEAR

    All of the Company's related party debt of $2,597 as at December 31, 2004 was payable to Alcan and was fully repaid in the first quarter of 2005. The related party debt was comprised of a combination of fixed and floating rate debt of $1,392 and fixed rate promissory notes (Alcan Notes) obtained in December 2004 of $1,205. The Alcan Notes comprised a major portion of the $1,375 bridge financing provided by Alcan to the Company as a result of the reorganization transactions described in note 1 - Background and Basis of Presentation. The remaining balance of the Alcan Notes of $170 was obtained in January 2005. The Alcan Notes were duly refinanced with the proceeds of the $1.4 billion 10-year Senior Notes issued in February 2005, discussed below.

    In connection with the reorganization transactions described in note 1 - Background and Basis of Presentation, the Company entered into senior secured credit facilities providing for aggregate borrowings of up to $1.8 billion. These facilities consist of a $1.3 billion seven-year senior secured Term Loan B facility, bearing interest at LIBOR plus 1.75%, all of which was borrowed on January 10, 2005, and a $500 five-year multi-currency revolving credit facility. The Term Loan B facility consists of an $825 Term Loan B in the U.S. and a $475 Term Loan B in Canada. The proceeds of the Term Loan B facility were used in connection with the reorganization transactions, the Company's separation from Alcan and to pay related fees and expenses.

    The Company has entered into interest rate swaps to fix the interest rate on $310 of the variable rate Term Loan B debt at an effective weighted average interest rate of 5.5% for periods of up to three years.

    On February 3, 2005, Novelis sold $1.4 billion aggregate principal amount of senior unsecured debt securities (Senior Notes). The Senior Notes, which were priced at par, bear interest at 7.25% and will mature on February 15, 2015. The net proceeds of the placement, received on February 3, 2005, were used to repay the Alcan Notes.

    Novelis, incorporated January 6, 2005, is the global leader in aluminum rolled products and aluminum can recycling, with 37 operating facilities in 12 countries and more than 13,500 dedicated employees. Novelis has the unique ability to provide its customers with a regional supply of high-end rolled aluminum throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, Novelis supplies aluminum sheet and foil to automotive, transportation, beverage and food packaging, construction, industrial and printing markets. Please visit http://www.novelis.com for more information on Novelis.

    Statements made in this news release which describe the Company's intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual results could differ materially from those expressed or implied in such statements. Important factors which could cause such differences include global supply and demand conditions for rolled aluminium products, changes in the relative value of various currencies, demand and pricing within the principal markets for the Company's products, changes in government regulations, particularly those affecting environmental, health or safety compliance, economic developments, relationships with (and financial or operating conditions of) customers and suppliers, competition from other aluminium rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials, and the level of our indebtedness and ability to generate cash and other factors relating to the Company's ongoing operations. Reference should be made to the Company's 2004 annual report on Form 10-K for a summary of major risk factors.

    NOTE TO FINANCIAL MEDIA

    Novelis executives will discuss the company's performance during a conference call today with financial analysts beginning at 8:00 a.m. ET. Reporters are invited to listen to the call. To access the call, U.S. callers should dial (800) 561-2601. International callers should dial (617) 614-3518, passcode for both numbers is 4975 6737. Beginning at 11:00 a.m. ET today, a replay of the presentation will be available until midnight on Wednesday, May 18, 2005. To access the replay, U.S. callers should dial 888-286-8010, international callers should call 617-801-6888. The access code for U.S. and International is 6311 2284.

    The conference call will also be webcast on the Novelis Investor Relations website at http://www.novelis.com. A presentation will be available during the webcast and a downloadable version will be accessible on the Novelis website.

SOURCE  Novelis Inc.
    -0-                             05/11/2005
    /CONTACT: Media: Jennifer Dervin, +1-404-814-4208, or Investor: Holly Ash, +1-404-814-4212, both of Novelis Inc./
    /Web site:  http://www.novelis.com